EXHIBIT 2.1
AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of August 25, 2010, by and among Sonic Solutions, a California corporation(“Parent”), Siracusa Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent, Siracusa Merger LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, and DivX, Inc., a Delaware corporation.

RECITALS

A.           The parties hereto entered into an Agreement and Plan of Merger dated as of June 1, 2010 (the “Agreement”) pursuant to which the parties have agreed to effect the Transaction on the terms described therein.

B.           The parties hereto wish to amend the Agreement for the limited purposes set forth herein.

C.           Pursuant to Section 7.4 of the Agreement, the Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time, subject to certain exceptions, by an instrument executed by each of the parties to the Agreement.

D.           The undersigned constitute each party to the Agreement.

E.           Certain capitalized terms used in this Amendment but not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
AMENDMENT OF MERGER AGREEMENT

1.           Section 5.9(a)(i) and Section 5.9(a)(ii) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(i)           For the purposes of this Section 5.9(a), the following terms have the following meanings:

(1)           A “Continuing Employee” shall mean each employee of Company or any Subsidiary of Company who, as of immediately following the Effective Time of the First Merger, continues his or her employment with Company or any Subsidiary of Company or becomes at the Effective Time of the First Merger an employee of Parent or any Subsidiary of Parent; provided, however, that in no event shall the individuals listed in Schedule 4.1(b)(xv) of the Company Disclosure Schedule be deemed to be Continuing Employees.

(2)           An “In-the-Money Company Option” shall mean each Company Option with a per share exercise price less than the sum of (x) the Merger Cash Consideration plus (y) the value of the Merger Stock Consideration based on the closing price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the trading day immediately prior to the day on which the Effective Time of the First Merger occurs.

(3)           The “Stock Award Exchange Ratio” shall mean the sum of (x) the Merger Stock Consideration plus (y) the quotient obtained by dividing (A) the Merger Cash Consideration, by (B) the closing price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the trading day immediately prior to the day on which the Effective Time of the First Merger occurs.

(4)           An “Underwater or At-the-Money Company Option” shall mean each Company Option with a per share exercise price equal to or greater than the sum of (x) the Merger Cash Consideration plus (y) the value of the Merger Stock Consideration based on the closing price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the trading day immediately prior to the day on which the Effective Time of the First Merger occurs.

(ii)           At the Effective Time of the First Merger, neither (A) Company’s 2000 Stock Option Plan (the “2000 Plan”) nor (B) any then-outstanding Company Option held by a Person that is not a Continuing Employee or any then-outstanding Underwater or At-the-Money Company Option (irrespective of whether such Underwater or At-the-Money Company Option is held by a Continuing Employee) shall be assumed by Parent (the Company Options described in this Section 5.9(a)(ii)(B) referred to herein as the “Terminating Options”). The exercisability and vesting of each then-outstanding Terminating Option shall be accelerated in accordance with the terms of the Company Stock Plan under which it was granted, effective as of the date required or prescribed pursuant to the terms and conditions of such Company Stock Plan prior to the Effective Time of the First Merger. The exercise or vesting of any Terminating Option and any shares of Company Common Stock acquired upon the exercise thereof resulting solely by application of this Section 5.9(a)(ii) shall be conditioned upon the consummation of the First Merger. The 2000 Plan, and any Terminating Options which are Underwater or At-the-Money Company Options granted pursuant to a Company Stock Plan that are not exercised prior to the Effective Time of the First Merger, shall terminate and cease to be outstanding effective as of the Effective Time of the First Merger. At the Effective Time of the First Merger, any Terminating Options which are unexercised In-the-Money Company Options will automatically be converted into the right to receive $3.75 in cash and 0.514 validly issued, fully paid and nonassessable shares of Parent Common Stock (with cash paid in respect of fractional shares in accordance with the formula set forth in Section 1.6(e) hereof), for each share of Company Common Stock calculated to be issuable upon exercise of such Terminating Option using the following formula:

X = Y (A-B)
         A

Where:	X =
the number of shares of Company Common Stock, rounded down to the nearest whole share, to be used for the purposes of determining the amount of cash and the number of shares of Parent Common Stock for which the Terminating Option which is an In-the-Money Company Option will be automatically converted at the Effective Time;

Y =
the maximum number of shares of Company Common Stock for which the Terminating Option is exercisable as of immediately prior to the Effective Time without giving effect to any vesting or other restrictions applicable to the Terminating Option;

A =
$3.75 plus the product of (i) 0.514 and (ii) the closing price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the trading day immediately prior to the day on which the Effective Time of the First Merger occurs; and

B =	the exercise price of the Terminating Option as of immediately prior to the Effective Time of the First Merger.

All federal, state and local withholding obligations relating to the automatic conversion of Terminating Options which are In-the-Money Company Options at the Effective Time of the First Merger will be satisfied by deducting such amounts from the cash otherwise payable to the holders of such Terminating Options. If the withholding obligations exceed the cash otherwise payable to the holder of the Terminating Option, any remaining withholding obligation will be satisfied by withholding a number of shares of Parent Common Stock otherwise issuable to the holder of the Terminating Option equal to the quotient obtained by dividing (a) the dollar amount of any remaining withholding obligation by (b) the closing price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the trading day immediately prior to the day on which the Effective Time of the First Merger occurs. Parent shall appoint the Exchange Agent for the purpose of distributing the Parent Common Stock and other cash amounts contemplated by this Section 5.9(a) to the holders of Terminating Options which are In-the-Money Company Options.”

2.           The term “Agreement” as used in the Agreement shall refer to the Agreement as amended by this Amendment.

ARTICLE II
ADDITIONAL PROVISIONS

2.1           Effect of Amendment.  Except as expressly amended by this Amendment, the terms and conditions of the Agreement remain in full force and effect.

2.2           Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

2.3           Headings. The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

2.4           Severability.  In the event that any provision of this Amendment or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

SONIC SOLUTIONS

By: /s/ Paul F. Norris
Name: Paul F. Norris
Title: EVP, CFO and General Counsel

SIRACUSA MERGER CORPORATION

By: /s/ Paul F. Norris
Name: Paul F. Norris
Title: Secretary and Treasurer

SIRACUSA MERGER LLC

By: /s/ Paul F. Norris
Name: Paul F. Norris
Title: Secretary and Treasurer

DIVX, INC.

By: /s/ Kevin Hell
Name: Kevin Hell
Title: Chief Executive Officer